EXHIBIT 23.2
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                         CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors of
HopFed Bancorp, Inc.
Hopkinsville, Kentucky

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 1999 on our audits of the consolidated statements of financial condition of HopFed Bancorp, Inc. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows, for each of the years in the three year period ended December 31, 1998, which report is included in the HopFed Bancorp, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts" in the Prospectuses which are part of the Registration Statement.



/s/  YORK, NEEL & CO. -- HOPKINSVILLE, LLP


Hopkinsville, Kentucky
May 12, 1999